Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Rick Carlson, Chief Executive Officer

Dick Thon, Chief Financial Officer

(952) 476-9093

ProUroCare Medical Announces Closing on Private Placement Funding

MINNEAPOLIS — AUGUST 5, 2008 — PROUROCARE MEDICAL INC. (OTCBB:PUMD), announced today that it has closed a private placement of $175,000 of units consisting of unsecured, subordinated, convertible promissory notes and common stock purchase warrants.  The net proceeds will be used to pay certain existing obligations and for general corporate purposes.  This closing successfully completes ProUroCare’s planned private placement fund raising goal.  Combined with its previous private placement closings since December 27, 2007, the Company has sold a total of $2,000,000 of investment units.

Rick Carlson, ProUroCare’s CEO, stated “These funds we have raised have been important to sustaining our ongoing operations, and have enabled us to evaluate other funding strategies and opportunities.  Our success in raising these funds, combined with our acquisition of key patents earlier this year and the signing of development and license agreements with our partner Artann Laboratories last week, has made the past eight months an exciting time for ProUroCare.”

ProUroCare would also like to remind its shareholders that the Company’s annual shareholders’ meeting will be held at the Thrivent Financial Building, Dining Room 2, 625 Fourth Ave. S., Minneapolis, Minnesota 55415 at 3:30 p.m. local time on August 12, 2008.

About ProUroCare

ProUroCare Medical Inc., based in Minneapolis, is developing innovative mechanical imaging technology applications to improve detection and active surveillance of prostate disease.

Safe Harbor Statement

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of ProUroCare’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause ProUroCare’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of ProUroCare to find adequate financing to complete the development of its products, the high level of secured and unsecured debt incurred by ProUroCare; the dependence by ProUroCare on third parties for the development and manufacture of its products; and other risks and uncertainties detailed from time to time in ProUroCare’s filings with the Securities and Exchange Commission including its most recently filed Form 10-KSB and Form 10-Q. ProUroCare undertakes no duty to update any of these forward-looking statements.